EXHIBIT 11.1

                       SAVVIS Communications Corporation

  CALCULATION OF BASIC AND DILUTED LOSS PER SHARE AND WEIGHTED AVERAGE SHARES
                            USED IN EPS CALCULATION

                                   (UNAUDITED)


Weighted average shares outstanding:
Common stock:

  Shares outstanding at beginning of period, net of 4,476,792
   shares subject to forfeiture ..............................       72,733,494
  Weighted average shares issued during the three months
   ended March 31, 2000 (19,678,592 shares) ..................        7,115,611
                                                                   ------------
                                                                     79,849,105
                                                                   ============
Net loss attributable to common shareholders .................     $(26,678,000)
                                                                   ============
Basic and diluted loss per share .............................     $      (0.33)
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